Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated November 5, 2015, relating to the statement of assets and liabilities as of November 3, 2015 of Cohen & Steers Low Duration Preferred and Income Fund, Inc. We also consent to the references to us under the heading “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

New York, NY

November 5, 2015